FOR IMMEDIATE RELEASE

Investor Contact:

Kevin W. Quinlan, President & COO
Boston Biomedica, Inc.
508-580-1900 (T)

BOSTON BIOMEDICA ANNOUNCES TERMINATION OF CEO

WEST BRIDGEWATER, MA -- February 14, 2003 -- Boston Biomedica, Inc.
(NASDAQ: BBII) announced that the Companys Board of Directors has terminated Richard T. Schumacher as Chairman and Chief Executive Officer, effective immediately, for personal financial reasons. He remains a Director of the Company.

William A. Wilson, a Director, was named Chairman of the Board. Kevin Quinlan, President and Chief Operating Officer, will continue leading day to day operations. A special committee of the Board of Directors has been appointed to seek a replacement for Mr. Schumacher and to oversee the transition.

Ric Schumacher did an outstanding job of building the Company he founded in 1986 into a leading supplier of quality control products and services for the life sciences industry said Kevin Quinlan, President and COO. Thanks to Ric, Boston Biomedica is an industry leader with valuable customers, assets and employees. We are grateful for his vision and his many years of service.

About Boston Biomedica, Inc.

Boston Biomedica, Inc. provides products and services to the diagnostics and life sciences industries to evaluate, monitor, and ensure the quality of infectious disease test results, to improve the preparation of specimens for genomic/proteomic testing, and to safely store and retrieve rare and valuable biological specimens. We also manufacture biological reagents used in test kits and provide a broad range of routine and esoteric research services to governments and industry. BBI has offices in three states, and conducts research in new applications for our patented Pressure Cycling Technology(PCT). In 2000, we launched Panacos Pharmaceuticals, and the Company maintains a significant passive investment in this novel antiviral drug development company.


Statements contained in this news release that state the Companys or managements intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Companys actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ from those projected include the possibility that the Companys revenues may be lower than expected and expenses may be higher than expected with the result that the Company may need additional capital for its operations. Further, should additional financing become necessary or desirable, the Company may not be able to secure such additional financing upon acceptable terms. Since the Company has not yet commenced its search for a replacement Chief Executive Officer, there can be no assurance that the Company will find a suitable replacement upon acceptable terms. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and the Companys quarterly reports on Form 10-Q for the three months ended March 31, June 30, and September 30, 2002. Copies of these documents may be obtained by contacting the Company or the SEC.

######

Visit us at our website http://www.bbii.com
Please email us at IR@bbii.com if you prefer to receive future announcements electronically